Exhibit 10.9

LEASE TERMINATION AGREEMENT

This Lease Termination Agreement (the “Agreement”) is made as of October 21, 2016, by and between HV-645 Harrison, Inc., a California corporation (“Landlord”), and Twilio Inc., a Delaware corporation (“Tenant”), with reference to the following facts.

RECITALS

A.                                    Landlord and Tenant have entered into that certain Office Lease dated July 13, 2012, as amended by that certain First Amendment to Office Lease dated as of April 16, 2014 (collectively, the “Lease”), pursuant to which Landlord leased those certain premises (the “Premises”) to Tenant consisting of approximately fifty thousand six hundred and eighty-four (50,684) rentable square feet of that certain improved real property located at 645 Harrison Street, San Francisco, California.  The Premises are more particularly described in the Lease.

B.                                    Tenant has requested that Landlord agree to terminate the Lease, as well as any other rights or interests Tenant may have in the Premises or any other premises at the Building or the Project, prior to April 30, 2018, i.e., the expiration of the original term of the Lease and Landlord has agreed to such request upon the terms and conditions set forth in this Agreement.

NOW THEREFORE, in consideration of the mutual promises and covenants contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.                                      Recitals.  Landlord and Tenant hereby agree that the recitals set forth hereinabove are true and correct and incorporated into this Agreement.

2.                                      Capitalized Terms.  The parties agree that the capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings ascribed to such terms in the Lease.

3.                                      Lease Termination.  Landlord and Tenant hereby agree to terminate the Lease as of 11:59 p.m. on January 15, 2017 (the “Termination Date”) so long as the Termination Conditions (defined in Section 6 below) are either fully satisfied in Landlord’s sole judgment or are waived in writing by Landlord; provided, however, that Tenant shall have the option to accelerate or extend the Termination Date by providing written notice of the same no later than forty-five (45) days prior to the actual Termination Date, which date may be as early as January 1, 2017 and as late as March 31, 2017 (“Tenant’s Notice”).  Upon timely and proper delivery of the Tenant’s Notice in compliance with this Agreement, the date set forth in Tenant’s Notice shall be deemed the actual Termination Date for all purposes hereunder. On or before the Termination Date, Tenant shall vacate and surrender possession of the Premises to Landlord in the condition required by the Lease and this Agreement.  From and after the date on which (i) the Lease is terminated in accordance with the provisions of this Agreement, (ii) Tenant actually and completely vacates and surrenders the Premises to Landlord in accordance with the terms of the Lease, and (iii) all of the Termination Conditions have been satisfied, in Landlord’s sole judgment, or are waived in writing by Landlord, Tenant and Landlord shall have no further rights, obligations or claims with respect to each other arising from the Lease, except for those obligations of Landlord and Tenant under the Lease and this Agreement which expressly survive and continue after the termination or expiration of the Lease.  Tenant and Landlord hereby acknowledge and agree that certain obligations of Tenant and Landlord survive the termination or expiration of the Lease, and the parties further agree that it is the intention of Tenant and Landlord that this Agreement not affect such ongoing obligations of Tenant and Landlord.

4.                                      Termination of Credits, Options and Rights of First Refusal.  Tenant hereby agrees that effective as of the date of this Agreement any and all (i) options of any nature or kind granted to Tenant under the Lease, including without limitation, options to extend the term of the Lease, (ii) rights of first refusal and/or first offer granted to Tenant under the Lease, and (iii) amounts or credits which may be owed by Landlord (with the exception of the Landlord’s obligations regarding the Security Deposit and any credits owed to Tenant for overpayment of Excess Taxes or Excess Expenses pursuant to the Lease) or may become due and owing in the future by Landlord pursuant to the Lease shall be of no further force or effect and Landlord shall have no obligation or liability therefor.

5.                                      Letter of Credit.  Landlord and Tenant hereby acknowledge and agree that pursuant to the terms of the Lease, Tenant established at Silicon Valley Bank an irrevocable and unconditional letter of credit in favor of Landlord in the original amount of One Million Dollars ($1,000,000) (as such amount may have been increased and decreased pursuant to the terms of the Lease, the “Letter of Credit”).  Landlord retains all rights to draw on the Letter of Credit as provided in the Lease.  Within sixty (60) days after Tenant vacates the Premises and surrenders exclusive possession thereof to Landlord in accordance with the terms of this Agreement, Landlord shall return the Letter of Credit to Tenant.

6.                                      Termination Conditions.  The following conditions shall be conditions precedent to the termination of the Lease (collectively, the “Termination Conditions”).

A.                                    Execution of this Agreement.  Landlord and Tenant shall have fully executed this Agreement.

B.                                    Continued Performance by Tenant.  From the date of this Agreement through the Termination Date, Tenant shall fully and faithfully perform all obligations required to be performed by Tenant under the Lease, as and when the Lease requires such obligations to be performed and there shall not occur any default or breach of the Lease by Tenant, beyond any applicable cure periods, if any, set forth therein, from the date hereof through the Termination Date.

C.                                    Vacation and Surrender.  Tenant shall vacate and surrender the Premises in accordance with the provisions of the Lease by the Termination Date.

D.                                    Abandoned Personal Property.  In addition to any rights Landlord may have under the Lease or this Agreement, Tenant hereby expressly agrees that Landlord, at its sole option, may deem any Tenant-owned alterations and utility installations, or any furniture, fixtures, shelving, cabinets, tables, equipment, lighting, and other fixtures or personal property in, on or attached to the Premises and remaining in or on any portion of the Premises after the Termination Date (the “Abandoned Property”), whether or not belonging to Tenant, to be abandoned, and Landlord may dispose of the Abandoned Property as it in its sole discretion deems appropriate.  Tenant shall not be entitled to any proceeds received by Landlord as a result of the disposition of the Abandoned Property.  Tenant waives, to the greatest extent permitted by law, all of its rights under California Civil Code Sections 1993, et seq., as the same may be amended from time to time, and any related and successor statutes thereto.

E.                                    New Lease.  Tenant acknowledges and agrees that the validity of this Agreement is wholly conditioned upon Landlord’s receipt, no later than October 31, 2016, of a fully executed lease, in form acceptable to Landlord, for the Premises by and between Landlord and Sony Interactive Entertainment America LLC or any of its affiliates.  Landlord shall provide prompt written notice to Tenant of the satisfaction or waiver of this condition.

If any or all of the Termination Conditions are not satisfied or waived as required and to the satisfaction of

Landlord, in Landlord’s sole judgment, then Landlord may terminate this Agreement and reinstate the Lease with respect to the Premises; provided, Tenant shall immediately pay to Landlord any and all damages arising from such failure.  Tenant and Landlord hereby acknowledge and agree that the Termination Conditions are intended to be solely for the benefit of Landlord and thus such Termination Conditions may only be waived or considered satisfied by Landlord (which Landlord shall have the right but not the obligation to do).

7.                                      Tenant’s Representations and Warranties.  Tenant hereby represents and warrants to Landlord the following, each of which shall survive the termination of the Lease, the vacation and surrender of the Premises, the surrender of the Lease and Tenant’s leasehold estate, and any termination of this Agreement:

A.                                    Tenant has not made any assignment, sublease, transfer, conveyance or other disposition of any portion of the Lease, Tenant’s leasehold estate, the Premises, any other right, title or interest under or arising by virtue of the Lease, or of any claim, demand, obligation, liability, action or cause of action arising from or pursuant to the Lease or arising from any rights of possession arising under or by virtue of the Lease, Tenant’s leasehold estate, or the Premises.

B.                                    The person or entity executing this Agreement on behalf of Tenant has the full right, power and authority to execute this Agreement on behalf of Tenant and to bind Tenant without the consent or approval of any other person or entity.

C.                                    Tenant has the full power, capacity, authority and legal right to execute and deliver this Agreement.

D.                                    This Agreement is legal, valid and binding upon Tenant and Landlord, and this Agreement is enforceable in accordance with its terms.

E.                                    Tenant has not done any of the following: (i) made a general assignment for the benefit of creditors; (ii) filed any voluntary petition in bankruptcy or suffered the filing of an involuntary petition by its creditors; (iii) suffered the appointment of a receiver to take possession of all, or substantially, all of its assets; (iv) suffered the attachment or other judicial seizure of all, or substantially all, of its assets; (v) admitted in writing to its inability to pay its debts as they become due; or (vi) made an offer of settlement, extension or composition to its creditors generally.  In addition to the foregoing, Tenant is not contemplating taking any of the aforementioned actions during the period of time commencing on the date of this Agreement and ending on the date which is ninety-one (91) days after the Termination Date.

F.                                     There are no uncured defaults on the part of Landlord and Tenant has no claim, cause of action, offset, set-off, deduction, counterclaim or other similar right against Landlord.

8.                                      Landlord Representations and Warranties.  Landlord hereby represents and warrants to Tenant the following, each of which shall survive the termination of the Lease, the vacation and surrender of the Premises, the surrender of the Lease and Tenant’s leasehold estate, and any termination of this Agreement:

A.                                    Landlord is the fee owner of the Building and no third party consents are necessary for the effectiveness of this Agreement or if any third party consents are required (e.g., the consent of any lender with a security interest in the Premises), Landlord shall obtain same and shall provide written evidence of this consent to Tenant no less than 30 days prior to the Termination Date.

B.                                    The person or entity executing this Agreement on behalf of Landlord has the full right, power and authority to execute this Agreement on behalf of Landlord and to bind Landlord without the consent or approval of any other person or entity.

9.                                      Indemnification.  Tenant shall protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold Landlord and Landlord’s partners, lenders, officers, employees, agents, representatives, and each of their respective heirs, representatives, successors and assigns (collectively, the “Indemnitees”) harmless from and against any and all asserted, threatened or actual claims (including third party claims), judgments, damages, penalties, fines, liabilities, losses, suits, administrative proceedings and costs (including, but not limited to, attorneys’, experts’ and consultants’ fees and court costs), of any nature whatsoever (collectively, the “Claims”), arising from any brokerage commission, finder’s fees or other amount due or payable in connection with this Agreement or termination of the Lease by any third parties claiming to act on behalf of Tenant.  The indemnity set forth herein and in the Lease shall survive the termination of the Lease hereunder and shall continue in effect for as long as the Indemnitees may be subject to any of the Claims described above.

10.                               Release.  Upon full performance by Tenant of all of the terms of this Agreement, Landlord shall release Tenant from all claims for Base Rent owed under the Lease; provided, however, Landlord expressly preserves and is not releasing claims against Tenant relating to obligations of Tenant which expressly survive the expiration or earlier termination of the Lease. Tenant agrees that the Indemnitees shall be released and discharged from any and all of the Claims relating to or arising from (a) Tenant’s use of the Premises, including, but not limited to, Tenant’s active or passive negligence or willful misconduct in connection with its use of the Premises, (b) the Premises and all areas adjacent thereto, (c) Landlord’s ownership, use or operation of the Premises during the Original Term as same relates to Tenant, and (d) the Lease.  Tenant hereby waives and agrees not to commence any action, cause of action or suits in law or equity, of whatever kind or nature, including but not limited to, a private right of action under the federal superfund laws, 42 U.S.C. Section 9601 et seq., as amended and California Health and Safety Code Sections 25300 et seq., as amended, directly or indirectly, against the Indemnitees or their agents in connection with the costs or liabilities described above and expressly waives the provisions of Section 1542 of the California Civil Code which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR

and all similar provisions or rules of law.  Tenant elects to and does assume all risk for such Claims heretofore and hereafter arising, whether now known or unknown by Tenant.  The aforementioned release shall not include any Claims arising out of the entry into or performance of this Agreement.

11.                               General Provisions.

A.                                    Time is of the essence in the performance of the parties’ respective obligations set forth in this Agreement.

B.                                    Notices shall be deemed given when received or when receipt is refused.  Notices shall be in writing and may be delivered in person (by hand or by courier showing receipt of delivery) or may be sent by certified or registered mail or U.S. Postal Service Express Mail with postage prepaid.  If to Landlord, at the address specified in the Lease.  If to Tenant:  Twilio Inc., 375 Beale Street, Suite 400, San Francisco, CA  94105, Attention:  General Counsel.  If at any time either party should change its address, such party shall deliver written notice thereof to the other party together with the designation of the new address.

C.                                    The parties acknowledge that each party and/or its counsel have reviewed and revised this Agreement and that no rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall be employed in the interpretation of this Agreement or any amendments or exhibits to this Agreement or any document executed and delivered by either party in connection with this Agreement.

D.                                    Tenant may not assign its rights, obligations and interest in this Agreement to any other person or entity, without Landlord’s prior written consent thereto, which consent may be withheld or given in Landlord’s sole and absolute discretion.  Any attempted assignment in violation of the foregoing shall be null and void.  This Agreement shall inure to the benefit of and be binding upon the parties to this Agreement and their respective successors and permitted assigns.

E.                                    If for any reason, any provision of this Agreement shall be held to be unenforceable, it shall not affect the validity or enforceability of any other provision of this Agreement.

F.                                     This Agreement shall be governed by and construed in accordance with the laws of the State of California.

G.                                   This Agreement expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the subject matter hereof.  There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either expressed or implied, except as may be set forth herein.  Any and all future modifications of this Agreement will be effective only if they are in writing and signed by the parties hereto.  The terms and conditions of any and all future modifications of this Agreement shall supersede and replace any inconsistent provisions in this Agreement.

H.                                   In the event any dispute between the parties results in litigation or other proceeding, the prevailing party shall be reimbursed by the party not prevailing in such litigation or other proceeding for all reasonable costs and expenses, including without limitation, reasonable attorneys’ and experts’ fees and costs incurred by the prevailing party in connection with such litigation or other proceeding and any appeal thereof.  Such costs, expenses and fees shall be included in and made a part of the judgment recovered by the prevailing party, if any.  Any judgment or order entered in such litigation or other proceeding shall contain a specific provision providing for the recovery of attorney’s fees and costs incurred in enforcing such judgment.

I.                                        This Agreement may be executed in counterparts.  All executed counterparts shall constitute one agreement, and each counterpart shall be deemed an original.

J.                                      Redress for any claims against Landlord under this Agreement shall only be made against Landlord to the extent set forth in the Lease.  The obligations of Landlord under this Agreement shall not be personally binding on, nor shall any resort be had to the private properties or assets of any of the Indemnitees, or any of Landlord’s members, partners, trustees, board of directors, officers or any beneficiaries, stockholders, employees or agents of Landlord or its property manager.

///signatures on the following page///

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first written above in this Agreement.

TENANT:

TWILIO INC.,
a Delaware corporation

By:	/s/ Lee Kirkpatrick
Name:	Lee Kirkpatrick
Title:	CFO

LANDLORD:

HV-645 HARRISON, INC.,
a California corporation

By:	/s/ Lawrence Lui 10/25/16
Name:	Lawrence Lui
Title:	President